Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-191923) of Sprague Resources LP and to the use of our report dated April 30, 2014, with respect to the consolidated financial statements of Sprague International Properties LLC as of December 31, 2013 and for the year ended December 31, 2013, included in this Current Report on Form 8-K/A.

/s/ Ernst & Young LLP

Montreal, Canada

February 23, 2015